SHARE PURCHASE AGREEMENT


         This SHARE PURCHASE AGREEMENT ("AGREEMENT") is dated as of December 3, 2001 by and among Valesc Inc., a Delaware corporation ("BUYER"), OJI Surgical, Inc., an Oregon corporation (the "COMPANY"), and the Company's parent, SMT Enterprises Corporation, a Pennsylvania corporation ("SELLER").

         WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (the "OJI SHARES") and intends to ensure performance by the Company of its obligations hereunder;

         WHEREAS, Buyer desires to purchase, and Seller desires to sell, all of the capital stock of the Company.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

         1. DEFINITIONS

         "Acquisition" means the acquisition of all of the OJI Shares by the Buyer and all related transactions provided for in or contemplated by this Agreement or any Exhibit hereto.

         "Ancillary Documents" means all documents and instruments contemplated to be entered into under the terms of this Agreement.

         "Assets" means all of the Company's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Latest Year-End Balance Sheet or the Interim Balance Sheet.

         "Business" means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of the Company.

         "Business Day" means a day that is not a Saturday, Sunday or public holiday.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any person or its property under applicable law.

         "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state or local court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

         "Default" means (1) a breach of or default under any Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

         "Employee Benefit Plans" means "employee benefit plans" as defined in section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company, or any dependent or beneficiary thereof, which are now or have been maintained by the Company, or any affiliate or under which the Company or any affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Intellectual Property" means Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and intellectual property rights.

         "Interim Financial Statements," "Interim Balance Sheet" and "Interim Balance Sheet Date" are defined in SECTION 4.7.

         "IRS" means the Internal Revenue Service.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

         "Licenses" means licenses, franchises, permits, easements, rights and other authorizations.

         "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

         "Lienholder" means the holder of or other person entitled to any benefits arising under any Lien.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry involving or affecting the Company, the Business, the Assets or any Contracts to which the Company is a party or by which it or any of the Assets or the Business may be bound or affected.

         "Patents" means all patents and patent applications.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plans" means "employee pension benefit plans" as defined in section 3(2) of ERISA.

         "Permitted Liens" means liens for taxes not yet due and payable.

         "Regulation" means any statute, law, ordinance, regulation, order or rule of any federal, state, local or other governmental agency or body or of any other type of regulatory body, including, without limitation, those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         2.       SALE AND PURCHASE OF THE OJI SHARES

         Subject to the terms and conditions hereinafter set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller all 100 of the OJI Shares owned by the Seller in exchange for 266,000 shares of the Buyer's common stock, $.0001 par value per share (the "VALESC STOCK"). The Valesc Stock shall be issued and delivered to Buyer at the Closing.

                                       3

         3.       CLOSING

              3.1 CLOSING DATE. The closing of the sale and purchase of the OJI Shares (the "CLOSING") shall take place at the offices of Hecht & Associates, P.C., 60 East 42nd Street, New York, New York at 10:00 A.M. local time, on December ___, 2001 or at such other time or place or on such other date as the Buyer and the Seller may agree. The date of the Closing is hereinafter sometimes referred to as the "Closing Date."

              3.2. DELIVERIES. At the Closing, subject to the provisions of this Agreement, the Seller shall deliver to the Buyer, free and clear of all Liens, the certificates for the OJI Shares in negotiable form, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, in exchange for a stock certificate for 266,000 shares of the Buyer's common stock executed by the Buyer or its transfer agent. At the Closing, the Seller shall also deliver to the Buyer, and the Buyer shall deliver to the Seller, the certificates, opinions and other instruments and documents referred to in SECTIONS 9 AND 10.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

         The Company and the Seller hereby jointly and severally represent and warrant to the Buyer, except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder, that:

              4.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of Orgeon, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, all of which jurisdictions are disclosed in the Disclosure Schedule. The Company has no subsidiaries and no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

              4.2 CAPITALIZATION AND SHARE OWNERSHIP. The Company's authorized capital stock consists of 1,000 shares of common stock, par value $0 per share. There are 100 shares of the Company's common stock presently outstanding (previously defined as the "OJI SHARES"), which OJI Shares are owned by the Seller free and clear of any Liens. All of the OJI Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company and all applicable federal and state securities or "blue sky" laws and regulations. No equity securities of the Company, other than the OJI Shares, are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the OJI Shares. There are no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital stock or other securities of the Company, whether or not presently issued or outstanding at any time, or upon the happening of any stated event.

              4.3 AUTHORITY AND BINDING EFFECT. Each of the Company and the Seller has the full power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate the Articles of Incorporation or By-Laws of the Company or the Seller. This Agreement constitutes the legal, valid and binding obligation of the Company and the Seller, enforceable against each in accordance with its terms.

              4.4 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement by the Company or the Seller nor the consummation of the transactions contemplated hereby will contravene or violate any Regulation or Court Order which is applicable to the Company or the Seller, or will result in a Default under, or require the consent or approval of any party to, any Contract relating to the Business or the Assets or to or by which the Company or the Seller is a party or otherwise bound or affected, or require the Company or the Seller to notify or obtain any License from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

              4.5 RESTRICTIONS. Neither the Company nor the Seller is a party to any Contract or subject to any restriction or any Court Order or Regulation that adversely affects the Company, the Seller, the Assets or the Business or affects or restricts the ability of the Company or the Seller to consummate the Acquisition.

              4.6 THIRD-PARTY OPTIONS. There are no existing Contracts, options, commitments or rights with, to or in any third party to acquire the Company, the Seller, any of the Assets or any interest therein or in the Business.

              4.7 FINANCIAL STATEMENTS. The Company has delivered to the Buyer
(1) the Company's year-end balance sheet at December 31, 2000 and each of the two preceding fiscal year-ends, (2) its related statements of income for the fiscal years then ended, and (3) all related notes and schedules, each of which have been reviewed by the Company's independent auditors. All Liabilities of the Company at December 31, 2000 required to be reflected or reserved for by cash basis accounting are fully reflected or reserved for in the Company's consolidated balance sheet at December 31, 2000 (the "LATEST YEAR-END BALANCE SHEET"). December 31, 2000 is referred to as the "Latest Year-End Balance Sheet Date" in other parts of this Agreement. The Company has also delivered to the Buyer a copy of the unaudited balance sheet of the Company at September 30, 2001 and the related unaudited statement of income for the period from the Latest Year-End Balance Sheet Date to September 30, 2001 (the "INTERIM FINANCIAL STATEMENTS"). September 30, 2001 is referred to as the "Interim Balance Sheet Date" in other parts of this Agreement. All Liabilities of the Company as of the Interim Balance Sheet Date required to be reflected or reserved for by cash basis accounting are fully reflected or reserved for in the Company's consolidated balance sheet at the Interim Balance Sheet Date (the "INTERIM BALANCE SHEET"). All of the financial statements referred to in this Section were prepared in accordance with cash basis accounting and, subject to any qualifications set forth in the applicable notes and schedules, fairly present the financial position and results of operations of the Company at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown on the cash basis.

              4.8 BOOKS OF ACCOUNT; RETURNS AND REPORTS; TAXES. The books of account of the Company fairly reflect, in accordance with cash basis accounting
(1) all transactions relating to the Company and (2) all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company. The Company has duly filed all federal, state and local tax reports and returns and all other reports and returns required to be filed by it pursuant to any Regulation. The Company has duly made all deposits required by law to be made with respect to employees' withholding taxes. The Company has duly paid or accrued on its books of account all taxes, duties and charges (including penalties and interest thereon) payable by it and the amounts established as provisions for taxes on the Latest Year-End Balance Sheet and the Interim Balance Sheet are sufficient for the payment of all taxes (including penalties and interest thereon) due as a result of activities which occurred during periods covered by the Latest Year-End Balance Sheet and the Interim Balance Sheet, respectively. The Company has not received any notice of assessment or deficiency or proposed assessment from or by the IRS or any other taxing authority in connection with its tax returns or reports and there is no pending tax examination of or tax claim asserted against the Company or any of the Assets. There is no tax lien on any of the Assets except for liens for real estate taxes not yet due and payable. All federal income tax returns filed by the Company have been audited and settled through December 31, 2000, and no agreement for the extension of time or waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. True and correct copies of all federal and state income tax returns filed by the Company for the last five years have been delivered to the Buyer.

              4.9 UNDISCLOSED LIABILITIES. The Company has no Liabilities except for:

                   (A) those Liabilities adequately and specifically set forth or reserved for on the Interim Balance Sheet and not heretofore paid or discharged;

                   (B) those Liabilities arising in the ordinary course of its business consistent with past practice under any Contract specifically disclosed on the Disclosure Schedule (or not required to be disclosed because of the term or amount involved); and

                   (C) those Liabilities incurred, consistent with past business practice, in the ordinary course of its business since the Interim Balance Sheet Date and not heretofore paid or discharged.

              4.10 ACCOUNTS RECEIVABLE. All accounts receivable as set forth on the Interim Balance Sheet or arising since the Interim Balance Sheet Date (1) have arisen only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (2) are collectible in full at the recorded amounts thereof (free of any, and subject to no, defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than 90 days after the Closing Date, net of any allowance for doubtful accounts reflected in the Interim Balance Sheet.

              4.11 INVENTORY. There is no inventory.

              4.12 TITLE TO ASSETS. The Company owns outright and has good and marketable title to all of the Assets, including without limitation the assets and properties set forth on the Interim Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Interim Balance Sheet Date), free and clear of all Liens, except Permitted Liens.

              4.13 ALL TANGIBLE ASSETS. The Disclosure Schedule sets forth accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $500 or where an aggregate of similar items exceeds $500, and of all leases, Licenses and other Contracts to which the Company is a party or is otherwise bound which relate in whole or in part to such Assets. In the Disclosure Schedule, the Assets listed have been grouped by type and assigned location. The Assets listed on the Disclosure Schedule constitute substantially all of the tangible assets used in or necessary to the conduct of the Business.

              4.14 CONDITION OF ASSETS. All tangible assets and properties that are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business consistent with past practice and conform in all material respects to all applicable Regulations relating to their construction, use and operation. There are no developments materially affecting any such Asset which might curtail the present or future use thereof for the purpose for which it was acquired. Except pursuant to leases described on the Disclosure Schedule, no person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company's employees) or necessary to the operation of the Business.

              4.15 CONTRACTS.

                   (A) The Disclosure Schedule sets forth complete and accurate lists or descriptions of:

                        (1) all Employee Benefit Plans; and

                        (2) all consents or approvals required under any Contracts that are necessary for the Company to complete the Acquisition or to avoid a Default under such Contracts.

                   (B) None of the Assets is leased by the Company from any third party, whether affiliated or unaffiliated with the Company.

                   (C) The Company is not a party to any:

                        (1) Contract with any present or former employee or consultant;


                        (2) Contract limiting or restraining it from engaging or competing in any lines or business with any person, firm, corporation or other entity; or

                        (3) any material Contract not otherwise disclosed herein.

                   (D) All of the Contracts (including all Customer Contracts) to which the Company is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms. The Company has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts. All parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to the Company. There are no provisions of, or developments materially affecting, any such Contract which might prevent the Company from realizing the benefits thereof whether before or after the completion of the Acquisition. With respect to any of such Contracts that are leases, the Company has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

                  4.16 EMPLOYEES. The Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages of all present employees of the Company, together with the average number of hours worked per week, the date of the last salary increase, the date of commencement of employment of each employee with the Company, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such persons for or in respect of that portion of the 2001 calendar year ending on the Interim Balance Sheet Date. The Disclosure Schedule also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2000 calendar year.

                   4.17 LICENSES. The Disclosure Schedule sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of its Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership of the Assets, free and clear of all Liens. The Company is not in Default, nor has it received any notice of any claim of Default, with respect to any such License. Except as otherwise governed by law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Acquisition. No present or former shareholder, director, officer or employee of the Company, any affiliates of any of them, or any other person, firm, corporation or other entity owns or has any proprietary, financial or other interest (direct or indirect) in any License which the Company owns, possesses or uses.

                   4.18 COMPLIANCE WITH REGULATIONS AND COURT ORDERS. The Company is not in violation of any Court Order or Regulation, and the Assets have not been used or operated by the Company or any other person or entity in violation of any Regulation or Court Order. All Court Orders to which the Company is a party or subject are listed in the Disclosure Schedule. The Company has made all filings or notifications required to be made by them under any Regulations applicable to the Company, the Business or the Assets. None of the Company nor any officer, employee or agent of, nor any consultant to, the Company has unlawfully offered, paid, or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any governmental or regulatory body or authority or an officer or employee of any client, customer or supplier of the Company.

                   4.19 CLAIMS. There is no Litigation pending or threatened against the Company, the Business or the Assets. No claim has been asserted and no event has occurred that might result in Litigation against the Company, the Business or the Assets. To the best of the Company's and the Seller's knowledge, there is no reasonable basis for any such claim. All pending or threatened Litigation is fully covered by insurance.

                   4.20 INSURANCE. The Disclosure Schedule contains a true and complete description of the insurance coverage applicable to the Company, the Business and the Assets for the past three years, including amounts and lines of coverage, loss experience history by line of coverage for the past five years, and a description of all claims in excess of $10,000 for the past five years. All insurance coverage applicable to the Company, the Business and the Assets is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers, insures the Company in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties in the localities where such businesses or properties are located and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. Neither the Company nor the Seller knows or has reason to know of the occurrence of any event which reasonably might form the basis of any claim against the Company, the Business or the Assets or which might materially increase the insurance premiums payable for any such coverage.

                   4.21 LABOR MATTERS. The Company has no collective bargaining agreements with any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company, or the Assets wherever located, and no secondary boycott with respect to their products, lockout by them of any of their employees or any other labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened.

                   4.22 PENSION PLANS; EMPLOYEE BENEFIT PLANS.

                        (A) DISCLOSURE. Except as disclosed in the Disclosure Schedule, there are no Employee Benefit Plans. No Employee Benefit Plan disclosed is a Pension Plan.

                        (B) DISCLOSED PLANS. With respect to any such Employee Benefit Plans disclosed, the Company has made all contributions thereto which it has accrued on its financial statements and other books and records as a liability and the Company has delivered to the Buyer copies of (1) all documents governing such Plans, and all amendments thereto, (2) all reports filed by the Company or Plan officials with respect to such Plans with the United States Department of Labor, the IRS and any other federal or state regulatory agency,
(3) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such Plans, (4) all actuarial, accounting and financial reports prepared with respect to any of such Plans, and
(5) all currently effective IRS ruling or determination letters on any of such Plans.

                        (C) COMPLIANCE WITH LAW. The provisions of each Employee Benefit Plan and the administration of each Employee Benefit Plan are and have been in all material respects in compliance with all applicable Regulations, and neither the Company nor the Seller has received or is aware of any claim or notice alleging to the contrary with respect to any Employee Benefit Plan.

                        (D) TAX OR CIVIL LIABILITY. The Company has not participated in any conduct, and will not participate in any conduct to the Closing Date or thereafter, that could result in the imposition upon the Company or the Buyer of either excise tax under section 4975 (relating to prohibited transactions) of the Code, or civil liability under section 502(i) of ERISA (also relating to prohibited transactions).

                        (E) CLAIMS LIABILITY. There is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or, to the knowledge of the Company or the Seller, threatened, against any Employee Benefit Plan or the assets thereof, or against any fiduciary of any such Plan.

                        (F) FIDUCIARY APPOINTMENTS AND CONDUCT. There has not occurred any circumstances by reason of which the Company or the Buyer may be liable for (1) appointment by the Company of any person or entity as a fiduciary with respect to any Employee Benefit Plan where such person or entity was legally disqualified from serving in such capacity, (2) failure by the Company to monitor the performance of its appointees as fiduciaries with respect to any Employee Benefit Plan or failure of the Company timely to replace any such fiduciary whose performance failed to meet the standards imposed by ERISA with respect to fiduciary duties, or (3) action taken by a fiduciary with respect to any Employee Benefit Plan upon the direction of, or with the acquiescence of, the Company.

                        (G) MULTIEMPLOYER PLANS. The Company does not maintain or participate in, nor has it ever maintained or participated in, any "multiemployer plans" as defined in Section 3(37) of ERISA.

                        (H) CONTROLLED GROUPS. The Company is not presently or potentially liable with respect to any employee benefit plan sponsored by any entity which, together with the Company, is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of section 414(c) of the Code, or an affiliated service group within the meaning of section 414(m) of the Code, whether such plan is a single employer plan, a multiple employer plan or a multiemployer plan. Liability to which reference is made herein includes, but is not limited to, liability for the underfunding of such plan, whether or not such plan is terminated; liability for unamortized funding deficiencies (whether or not waived); liability to or on account of any multiemployer plan under any circumstances; penalties, late payment fees or taxes with respect to any plan or the administration of any plan; or liability with respect to fiduciary conduct in connection with any such plan.

                        (I) REPORTING AND DISCLOSURE. The Company has filed or caused to be filed on a timely basis each and every return, report, statement, notice, declaration and other documents required by any governmental agency with respect to each Employee Benefit Plan.

                        (J) PARTICIPANT AND BENEFICIARY NOTIFICATIONS. The Company has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all plan descriptions, returns, reports, schedules, notices, statements and similar materials.

                   4.23 TRANSACTIONS WITH AFFILIATES. No shareholder or director or officer of the Company, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, Contracts, business arrangements or relationships of any kind with the Company. All disclosed transactions between the Company and any shareholder or any affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Company.

                   4.24 DELIVERY OF DOCUMENTS. The Company has delivered to the Buyer true, correct and complete copies of the Company's charter documents and By-Laws and all written Contracts and other documents and summaries of any material oral Contracts (including all amendments, supplements, modifications or waivers currently in effect) described in this Agreement or in the Disclosure Schedule.

                   4.25 NO MATERIAL ADVERSE DEVELOPMENTS. Since the Interim Balance Sheet Date, there has been no actual or threatened change in the Business or, to the best of the Company's and the Seller's knowledge, any event, condition or state of facts, in either case that is or might be material and adverse to the Company or the Assets.

                   4.26 MATERIAL TRANSACTIONS. Since the Interim Balance Sheet Date, the Business has been operated in the manner described in SECTION 6 and the Company has not taken any action that would have been prohibited by SECTION 6 had that Section been effective since the Interim Balance Sheet Date.

                   4.27 CORPORATE RECORDS. The minute books of the Company are current and contain correct and complete copies of all charter documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company is also current, correct and complete and reflects the issuance of all of the OJI Shares to the Seller.

                   4.28 FULL DISCLOSURE. There are and will be no materially misleading misstatements in any of the representations and warranties made by the Company or the Seller in this Agreement or in any of the certificates and instruments delivered or to be delivered by the Company or the Seller pursuant to this Agreement, including (without limitation) in the Disclosure Schedule, and the Company and the Sellers have not omitted to state any fact necessary to make such representations and warranties not materially misleading. The Company and the Seller are unaware of any fact or event that could materially and adversely affect the Company's prospects.

                   4.29 SELLER REPRESENTATIONS. The Seller hereby represents and warrants to, and agrees with, the Buyer that:

                        (A) PURCHASE FOR OWN ACCOUNT. The Valesc Stock to be acquired by the Seller hereunder will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

                        (B) DISCLOSURE OF INFORMATION. The Seller believes it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Valesc Stock to be acquired by the Seller under this Agreement. The Seller further has had an opportunity to ask questions and receive answers from the Buyer to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Seller or to which the Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Buyer in SECTION 5. The Seller has not relied on any oral representation made by the Buyer or any officer, director or employee of the Buyer.

                        (C) INVESTMENT EXPERIENCE. The Seller understands that the purchase of the Valesc Stock involves substantial risk. The Seller (i) has experience as an investor in securities of companies in the development stage and acknowledges that the Seller can bear the economic risk of the Seller's investment in the Valesc Stock and has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of this investment in the Valesc Stock and protecting its own interests in connection with this investment and/or (ii) has a preexisting business relationship with the Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables the Seller to be aware of the character, business acumen and financial circumstances of such persons.

                        (D) ACCREDITED INVESTOR STATUS. The Seller is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 ACT").

                        (E) RESTRICTED SECURITIES. The Seller understands that the Valesc Stock is characterized as "restricted securities" under the 1933 Act inasmuch as it is being acquired from the Buyer in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder these securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, the Seller represents that the Seller is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the "SEC"), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Seller understands that the Buyer is under no obligation to register any of the securities sold hereunder. The Seller understands that no public market now exists for the Valesc Stock and that it is uncertain whether a public market will ever exist for such stock.

                        (F) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Valesc Stock except:

                             (1) pursuant to a registration statement under the
               1933 Act covering such disposition; or

                             (2) pursuant to an exemption from registration
               under the 1933 Act, including, without limitation, Rule 144 or Rule 144A.

                        (G) LEGEND. It is understood that the stock certificate evidencing the Valesc Stock will bear the legend set forth below:

         THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES ARE RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

The legend set forth above shall be removed by the Buyer from any stock certificate evidencing Valesc Stock upon delivery to the Buyer of an opinion by counsel, reasonably satisfactory to the Buyer, that a registration statement under applicable securities laws is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Buyer issued the Valesc Stock.

                             (h) NO RELIANCE ON ORAL STATEMENTS. The Seller, in
purchasing the Valesc Stock, is not relying on any oral representations, promises or statements made by the Buyer, or any officer, director or employee of the Buyer.

                             (I) TRANSFEREE UNDERTAKING. In connection with any
disposition of all or any portion of the Valesc Stock permitted pursuant to this Agreement, the Seller shall obtain an undertaking from each offeree or purchaser of the such stock pursuant to which the offeree or purchaser shall represent and warrant the following:

                                  (1) it understands that the stock has not been
               registered under the 1933 Act and that, if in the future it decides to offer, sell, pledge or otherwise transfer such stock, such stock may be offered, sold, pledged or otherwise transferred only (i) to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) pursuant to an exemption from registration under the 1933 Act provided by Rule 144, if available, or (iii) pursuant to a registration statement under the 1933 Act covering such disposition, in all cases in accordance with all applicable securities laws of any state of the United States.

                                  (2) it understands that the stock will contain
               a legend to the following effect unless the Buyer determines such legend is not necessary under applicable laws:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER SUCH ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT PROVIDED BY RULE 144, IF AVAILABLE, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR CANADIAN PROVINCE.

                                  (3) If the transferee is a qualified
               institutional buyer as defined in Rule 144A of the 1933 Act, that it is aware that the sale to it is being made in reliance on Rule 144A and it is acquiring the stock for its own account or for the account of a qualified institutional buyer.

         5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Seller that:

                   5.1 ORGANIZATION AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.

                   5.2 AUTHORITY AND BINDING EFFECT. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporation action. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

                   5.3 VALID ISSUANCE OF STOCK.

                             (A) The Valesc Stock, when issued and paid for as
provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

                             (B) Based in part on the representations made by
the Seller in SECTION 4.29 hereof and in the Investment Letter attached as EXHIBIT A hereto (the "INVESTMENT LETTER"), the offer and sale of the Valesc Stock to the Seller in accordance with this Agreement and assuming no change in currently applicable law or the Certificate of Incorporation of the Buyer, no transfer of the stock by the owner thereof and no commission or other remuneration is paid or given, directly or indirectly, for soliciting the issuance of the stock, the issuance of the Valesc Stock to the Seller will be exempt from the registration and prospectus delivery requirements of the 1933 Act.

         6.       CONDUCT OF BUSINESS PENDING CLOSING

         Until the Closing Date, except as may be approved by the Buyer in writing or as otherwise expressly provided in this Agreement, the Seller and the Company shall cause the Company to:

                   (A) operate the Business only in the ordinary course and in substantially the same manner as it has been operated in the past and not sell any of the Assets except for inventory in the ordinary course of business;

                   (B) not issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock;

                   (C) not declare or pay any dividend on, or make any other distribution with respect to, the OJI Shares;

                   (D) not (1) incur any amount of long or short-term debt for money borrowed, (2) guarantee or agree to guarantee the obligations of others,
(3) indemnify or agree to indemnify others, or (4) incur any other Liabilities other than those incurred in the ordinary course of business consistent with past practice;

                   (E) keep in full force and effect insurance covering the Company, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

                   (F) maintain the tangible Assets in good condition and working order, ordinary wear and tear excepted;

                   (G) use its best efforts to retain the Company's employees and maintain the Business so that such employees will remain available to the Company on and after the Closing Date and to maintain existing relationships with suppliers, customers and others having business dealings with the Company and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                   (H) not amend its Articles of Incorporation or By-Laws;

                   (I) not merge with or into any other corporation or sell, assign, transfer, pledge or encumber any part of the Assets or agree to do any of the foregoing;

                   (J) not enter into any Contract that is material, nor permit any amendment or termination of any material Contract;

                   (K) not waive any rights of value or rights that would otherwise accrue to the Company after the Closing Date;

                   (L) not increase the salaries of, or make any bonus or similar payments to or establish or modify any Employee Benefit Plans for, any of the Company's directors, officers or employees or enter into or modify any employment, consulting or similar Contracts with any such persons or agree to do any of the foregoing;

                   (M) continue to maintain all Employee Benefit Plans in accordance with applicable Regulations, and ensure that no Employee Benefit Plan, nor any trust related thereto, shall be amended or terminated prior to the Closing Date, except for any such amendment as may be required to comply with applicable Regulations;

                   (N) collect its accounts receivable in the ordinary course of business consistent with past practice;

                   (O) pay its accounts payable in the ordinary course of business consistent with past practice and not fail to pay or discharge when due any Liabilities;

                   (P) use its best efforts to help the Buyer complete the Acquisition and obtain the satisfaction of the conditions specified in SECTION 9;

                   (Q) promptly notify the Buyer of any Default, the threat or commencement of any Litigation, or any development that occurs before the Closing that could in any way materially affect the Company, the Assets or the Business;

                   (R) use its best efforts to obtain any consents or approvals required under any Contracts (including Customer Contracts) or otherwise that are necessary to complete the Acquisition or to avoid a Default under any such Contracts;

                   (S) comply with all Regulations applicable to it and to the conduct of its business;

                   (T) provide the Buyer with such financial and other reports of the Business as may be reasonably requested;

                   (U) not make any capital expenditures in excess of $500;

                   (V) (1) give to the Buyer's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the Assets, records, Contracts (including Customer Contracts) and other documents relating to the Business, (2) permit them to consult with the officers, employees, accountants, counsel and agents of the Company for the purpose of making such investigation of the Company, the Business and the Assets as the Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations, and (3) furnish to the Buyer all such documents and copies of documents and records and information with respect to the Company's affairs and copies of any working papers relating thereto as the Buyer shall from time to time reasonably request; and

                   (W) promptly disclose to the Buyer in writing any information set forth in the Disclosure Schedule hereto which no longer is correct and any information of the nature of that set forth in the Disclosure Schedule which arises after the date hereof and which would have been required to be included in the Disclosure Schedule if such information had obtained on the date hereof.

         7.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto or in connection with the Acquisition shall survive the Closing and each party hereto shall be entitled to rely upon the representations and warranties of the other party set forth in this Agreement.

         8.       INDEMNIFICATION

                  8.1      INDEMNIFICATION OBLIGATIONS.

                             (A) The Seller and the Company, jointly and
severally (together one "INDEMNIFYING party"), shall indemnify and hold harmless the Buyer, and the Buyer (another "INDEMNIFYING PARTY") shall indemnify and hold harmless the Seller and the Company, from, against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any (1) misrepresentation, (2) breach of warranty or (3) non-fulfillment of any agreement or covenant on the part of such indemnifying party or parties hereunder.

                             (B) Notwithstanding anything herein to the
contrary, the Seller and the Company, jointly and severally, shall also indemnify and hold harmless the Buyer and each person who controls the Buyer within the meaning of the 1933 Act, and each officer and director of the Buyer and any such controlling person, at all times after the date hereof from and against:

                                  (1) any claim by any former shareholder of the
               Company, including shareholders of Seller, involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of the Company or any predecessor corporation; and

                                  (2) without limiting the generality of
               anything contained in this Section, any and all damages, losses, deficiencies, liabilities, costs and expenses of, or claims against, the Buyer, resulting from, relating to or arising out of the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's officers, directors, shareholders, employees or agents prior to the Closing Date (including, without limitation, any liability relating to, and any claim which arises out of or is based upon, negligence, strict liability, or any express or implied representation, warranty, agreement or guarantee made by or on behalf of the Company, or alleged to have been made by or on behalf of the Company, or which is imposed or asserted to be imposed on the Company by operation of law, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of the Company, or for any service performed by or on behalf of the Company, in any case prior to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against the Company; provided, however, that the foregoing shall not apply to the Liabilities of the Company disclosed on the Disclosure Schedule or referred to in SECTION 4.9); and

                                  (3) any and all costs, judgments, claims,
               actions at law or in equity, interest charges and reasonable attorneys' fees with respect to any cause of action or proceeding, by any participant or dependent or beneficiary of any participant, arising out of or by reason of the sponsorship by the Company of any Employee Benefit Plan or Pension Plan prior to the Closing Date.

                             (C) Each indemnifying party or parties hereto will
indemnify and hold harmless the indemnified party or parties hereto from, against and in respect of any and all actions, suits, proceedings, demands, assessments, judgments, costs (including attorneys' fees) and legal and other expenses incident to any of the foregoing or to the enforcement of this Section.

                   8.2 METHOD OF ASSERTING CLAIMS, ETC. All claims for indemnification under this Section shall be asserted and resolved as follows:

                             (A) In the event that any claim or demand for which
the Seller, shareholders of Seller or the Company would be liable to the Buyer hereunder is asserted against or sought to be collected by a third party, the

Buyer shall promptly notify the Seller, acting for itself and as a representative of its shareholders and the Company, of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "CLAIM NOTICE"). The Seller and shareholders of Seller shall have 10 days from its receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Buyer (1) whether or not the Seller, Seller's shareholders or the Company dispute their liability to the Buyer hereunder with respect to such claim or demand, and (2) if they do not dispute such liability, whether or not they desire, at their sole cost and expense, to defend the Buyer against such claim or demand; provided, however, that the Buyer is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests. In the event that the Seller notifies the Buyer within the Notice Period that the Seller, Seller's shareholders or the Company does not dispute such liability and desires to defend against such claim or demand, then except as hereinafter provided, the Seller shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of the Buyer becoming subject to liability for any other matter. If the Buyer desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If, in the reasonable opinion of the Buyer, any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Business or any division of the Buyer or an affiliate of the Buyer, the Buyer shall have the right to control the defense or settlement of any such claim or demand, and its reasonable costs and expenses thereof shall be included as part of the indemnification obligations of the Buyer hereunder. If the Seller disputes its, its shareholders or the Company's liability with respect to such claim or demand or elects not to defend against such claim or demand, whether by not giving timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Seller or by the Buyer (but the Buyer shall not have any obligation to contest any such claim or demand), then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Seller, if applicable, Seller's shareholders, and the Company hereunder (subject, if the Seller has timely disputed liability, to a determination that the disputed liability is covered by these indemnification provisions).

                             (B) In the event that the Buyer should have a claim
against the Seller or the Company hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Buyer shall promptly send a Claim Notice with respect to such claim to the Seller. If the Seller does not notify the Buyer within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Seller and the Company hereunder.

                             (C) All claims for indemnification made by the
Seller or the Company under this Agreement shall be asserted and resolved under the procedures set forth above in this Section by substituting, as appropriate, "the Buyer" for "the Seller and the Company".

                             (D) Nothing herein shall be deemed to prevent any
indemnified party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand will be made.

                    8.3      PAYMENT.

                             (A) In the event that any party is required to make
any payment under this Section, such party shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section and the portion, if any, theretofore paid shall bear interest as provided in paragraph (C) below. Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the indemnified party against any person, firm, corporation or other entity with respect to the subject matter of such claim.

                             (B) If all or part of any indemnification
obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by major banks as their "prime rate."

                  8.4      SERVICE OF PROCESS, CONSENT TO JURISDICTION, ETC.

                             (A) Each of the Seller, Seller's shareholders and
the Company irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to the Seller at such person's address set forth herein, or by any other method provided or permitted under New York law.

                             (B) Each of the Seller and the Company irrevocably
and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of New York; (2) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

         9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

         Subject to waiver as set forth in SECTION 11.10, the obligations of the Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                   9.1 REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Seller and the Company set forth in this Agreement shall be true and correct on the Closing Date with the same effect as if made at that time.

                   9.2 PERFORMANCE BY THE SELLER AND THE COMPANY. The Seller and the Company shall have performed and satisfied all agreements and conditions which each of them is required by this Agreement to perform or satisfy prior to or on the Closing Date.

                   9.3 CERTIFICATES. The Buyer shall have received certificates from each of the Seller and the Company dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the conditions described in SECTIONS 9.1 AND 9.2 has been fulfilled.

                   9.4 FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by the Seller and the Company shall be reasonably satisfactory to the Buyer.

                   9.5 LITIGATION AFFECTING CLOSING. No Court Order shall have been issued or entered which would be violated by the completion of the Acquisition. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any Litigation seeking to restrain or prohibit, or to obtain substantial damages in connection with, this Agreement or the transactions contemplated by this Agreement and no Litigation shall be pending against the Company.

                   9.6 MATERIAL ADVERSE CHANGES. From the date hereof to the Closing Date, neither the Company, the Business nor the Assets shall have been materially adversely affected in any way, including, without limitation, by fire, casualty, act of God or otherwise. There shall be no conditions existing or threatened with respect to the Company, the Business or the Assets that might be expected to have a material adverse effect on any of them.

                   9.7 REGULATORY COMPLIANCE AND APPROVALS. The Buyer shall be satisfied that all approvals required under any Regulations to carry out the Acquisition shall have been obtained and that the parties shall have complied with all Regulations applicable to the Acquisition.

                   9.8 CONSENTS. The Seller and the Company shall have delivered to the Buyer all consents required to be obtained in connection with the Acquisition in order to avoid a Default under any Contract (including any Customer Contract) to or by which the Company is a party or may be bound. Each of the foregoing must be free from burdensome restrictions and conditions not applicable to the Company prior to the date of this Agreement.

                   9.9 BUYER REVIEW. The Buyer shall have completed and be satisfied with its confidential and nondisclosed review of the business, management, finances, and supplier and customer relations of the Company.

                   9.10 CONSENTS AND APPROVALS. The Seller and the Company shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions.

                   9.11 INVESTMENT LETTER. The Seller shall have executed and delivered the Investment Letter.

                   9.12 LOCK-UP LETTER. The Seller shall have executed and delivered a lock-up letter in the form attached hereto as EXHIBIT B.

                   9.13 EMPLOYMENT AGREEMENT. The President of the Company, Harry Kraus, shall have executed and delivered an employment agreement in the form attached hereto as EXHIBIT C.

                   9.14 ANCILLARY DOCUMENTS. Each entity other than the Buyer which is a party to any of the Ancillary Documents shall have executed and delivered such of the Ancillary Documents as it is a party thereto.

                   9.15 OFFICER'S CERTIFICATE. The Buyer shall have received a certificate from an officer of the Company, dated the Closing Date and in form and substance reasonably satisfactory to counsel for the Buyer, certifying that the OJI Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with all applicable charter documents of the Company.

              10. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER AND THE
                  COMPANY

          Subject to waiver as set forth in SECTION 11.10, the obligations of the Shareholders under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                   10.1 BUYER REPRESENTATIONS TRUE AT CLOSING. The representations and warranties of the Buyer set forth in SECTION 5 shall be true and correct on the Closing Date with the same effect as if made at that time.

                   10.2 PERFORMANCE BY THE BUYER. The Buyer shall have performed and satisfied all agreements and conditions which it is required by this Agreement to perform or satisfy prior to or on the Closing Date.

                   10.3 OFFICER'S CERTIFICATE. The Seller shall have received a certificate from an appropriate officer of the Buyer dated the Closing Date certifying in such detail as the Seller may reasonably request that each of the conditions described in SECTIONS 10.1 AND 10.2 has been fulfilled.

                   10.4 INCUMBENCY CERTIFICATE. The Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date certifying to the incumbency of the officers of the Buyer signing for it and as to the authenticity of their signatures.

                   10.5 FORM AND CONTENT OF DOCUMENTS. The form and content of all documents, certificates and other instruments to be delivered by the Buyer shall be reasonably satisfactory to the Seller.

                   10.6 OPINION OF COUNSEL. The Shareholders shall have received the written opinion dated the Closing Date of Hecht & Associates, P.C., counsel for the Buyer, in form and substance reasonably satisfactory to the Seller.

                   10.7 ANCILLARY DOCUMENTS. The Buyer shall have executed and delivered each of the Ancillary Documents to which it is a party.

         11.      MISCELLANEOUS

                   11.1 NONCOMPETITION. From the Closing Date until the end of the third year following the Closing Date (the "NONCOMPETE PERIOD"), the Seller, unless acting in accordance with the Buyer's prior written consent, will not (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with, or lease, sell or permit to use any real property or interest therein owned by the Seller to, any business or enterprise engaged in the sale or distribution of medical products similar to those offered by the Company in any geographic region within 750 miles of the Company's head office; provided, however, that the provisions of this Section shall not be deemed to prohibit the ownership by the Seller of not more than 5% of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934. The Seller acknowledges that (1) the provisions of this Section are reasonable and necessary to protect the legitimate interests of the Buyer, (2) any violation of this Section will result in irreparable injury to the Buyer and the Company and that damages at law would not be reasonable or adequate compensation to the Buyer and the Company for a violation of this Section, and
(3) the Buyer and the Company shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section, including, without limitation, future earnings estimated upon a basis of three years as the average tenure of a customer with the Company. In the event that the provisions of this Section should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

                   11.2 NONSOLICITATION. The Seller agrees that, for the Noncompete Period, it will not (directly or indirectly) call on or solicit for the purpose of doing business or divert or take away from the Company or the Buyer the business of (including, without limitation, by divulging to any competitor or potential competitor of the Company or the Buyer the name of) any person, firm, corporation or other entity who or which at the Closing Date was, or at any time during the three years preceding the Closing Date had been, a customer of the Company or whose identity is known to the Seller at the Closing Date as one whom the Company intends to solicit within the succeeding year. Nothing contained in this Section shall be deemed to limit or impair, or be limited or impaired by, the provisions of SECTION 11.1.

                   11.3 HIRING OF THE COMPANY'S EMPLOYEES. During the Noncompete Period, the Seller will not (directly or indirectly) hire or offer employment to any employee of the Company whose employment is continued by the Company or the Buyer after the Closing Date unless the Company or the Buyer first terminates the employment of such employee. Nothing contained in this Section shall affect or be deemed to affect in any manner any other provision of this Agreement.

                   11.4 CONFIDENTIALITY. The Seller acknowledges that the Buyer and the Company could be irreparably damaged if confidential information concerning their business and affairs were disclosed to or utilized on behalf of any person. The Seller covenants and agrees to and with the Buyer that, except as otherwise provided in this Agreement, it will not, at any time, directly or indirectly, without the prior written consent of the Buyer, divulge, or permit any of its partners, shareholders, directors, officers, employees or agents to divulge to any person any non-public information concerning the business or financial or other affairs, or any of the methods of doing business used by the Buyer or the Company, nor release any information provided pursuant to or concerning this Agreement, or the transactions contemplated by this Agreement, if such release is intended for, or may result in, its public dissemination. The foregoing requirements of confidentiality shall not apply to information: (i) that is now or in the future becomes freely available to the public through no fault of or action by the using or disclosing party; (ii) that is in the possession of the using or disclosing party prior to the time such information was obtained from the Buyer or the Company or that is independently acquired by the using or disclosing party without the aid, application or use of such other information; (iii) that is obtained by the using or disclosing party in good faith without knowledge of any breach of a secrecy arrangement from a third party; (iv) that is required to be disclosed by applicable law or order of government agency or self-regulatory body; or (v) that is disclosed in connection with any bona-fide offer to purchase any shares in the Buyer or the Company; provided that the proposed transferor obtains an undertaking from the proposed transferee to keep such information confidential in accordance with the provision of this Section prior to such disclosure.

                   11.5 PAYMENT OF EXPENSES. Each of the parties hereto will pay all legal, accounting and other fees and expenses which such party incurs in connection with this Agreement and the transactions contemplated hereby. However, if this Agreement is terminated pursuant to SECTION 11.7 or if the failure to satisfy a condition of Closing arises out of the breach, existing at the time of the execution of this Agreement, of a representation or warranty contained in this Agreement, the party terminating this Agreement shall be entitled to receive from the breaching party or parties the expenses of the terminating party incurred between the date of this Agreement and the date of termination.

                   11.6 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time on or prior to the Closing Date by mutual consent of the Seller and the Buyer.

                   11.7 TERMINATION FOR BREACH. The Buyer may terminate its obligations under this Agreement at any time prior to the Closing Date if the Seller or the Company shall have breached any of their representations, warranties or other obligations under this Agreement in any material respect. The Seller and the Company may likewise terminate their obligations under this Agreement at any time prior to the Closing Date if the Buyer shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect. Such termination may be effected by written notice from either the Seller or the Buyer, as appropriate, citing the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

                   11.8 BROKERS' AND FINDERS' FEES. The Seller and the Company as a group and the Buyer each represents and warrants to the other that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm, corporation or other entity who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such person, firm, corporation or other entity.

                   11.9 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors, legal representatives, successors and assigns of the parties hereto.

                   11.10 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

                   11.11 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for deliveries within a country, or three (3) business days after such deposit for international deliveries or
(iv) three (3) business days after deposit in mail by certified mail (return receipt requested) or equivalent for deliveries within a country.

         All notices for international delivery will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number indicated for such party:

         In the case of the Buyer:

                  Valesc Inc.
                  2300 Coit Road, Suite 300B
                  Plano, TX 75075
                  Facsimile No.:  (972) 496-5135
                  Attention:  Jeremy Kraus

         With required copies to:

                  Hecht & Associates, P.C.
                  60 East 42nd Street, Suite 5101
                  New York, NY 10165-5101
                  Facsimile No.: (212) 490-3263
                  Attention:  Charles Hecht, Esq.

         In the case of the Seller, Seller's shareholders or the Company:

                  SMT Enterprises Corporation
                  2605 Woods Lane
                  Garland, TX 75044
                  Facsimile No.:  (972) 496-5135
                  Attention:  Edward Kraus

                   Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given in the manner set forth above.

                   11.12 NEW YORK LAW TO GOVERN. This Agreement and the enforcement thereof shall be governed by and construed under the internal laws of the State of New York. The parties hereto consent to the non-exclusive jurisdiction of any New York State or Federal court sitting in the City of New York and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement.

                   11.13 REMEDIES NOT EXCLUSIVE. Nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

                   11.14 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

                   11.15 CONTENTS OF AGREEMENT. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

                   11.16 SECTION HEADINGS AND GENDER. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or the Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or the Disclosure Schedule of this Agreement unless the context otherwise expressly requires.

                   11.17 DISCLOSURE SCHEDULE AND EXHIBITS. All attachments, Exhibits and the Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. An item disclosed in the Disclosure Schedule in response to one section of this Agreement shall not be deemed disclosed in response to any other section unless otherwise specifically provided in this Agreement.

                   11.18 COOPERATION. Subject to the provisions hereof, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

                   11.19 SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                   11.20 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                            VALESC INC.


                                            By:_____________________________
                                            Name:
                                            Title:


                                            SMT ENTERPRISES CORPORATION


                                            By:_____________________________
                                            Name:
                                            Title:


                                            OJI SURGICAL, INC.


                                            By:_____________________________
                                            Name:
                                            Title:

                               DISCLOSURE SCHEDULE

                                                                     EXHIBIT A
                                                                     ---------


                                INVESTMENT LETTER





                                                 December ___, 2001

Valesc Inc.
2300 Coit Road
Suite 300B
Plano, TX 75075

Dear Sirs:

         The undersigned hereby accepts 266,000 shares of Valesc Inc. ("VALESC"), $.0001 par value per share common stock (the "STOCK"), pursuant to a Share Purchase Agreement dated the date hereof (the "PURCHASE Agreement") and Valesc hereby delivers the Stock pursuant to the Purchase Agreement.

         In connection with the foregoing, the undersigned represents that:

         1. the Stock is being purchased for investment, not for resale or distribution and not for the purpose of effecting or causing to be effected, a public offering of any of the Stock;

         2. the Stock will not be sold, transferred, assigned or disposed of, except in accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder;

         3. the Stock is being purchased for the sole account of the undersigned and no other understanding exists with regard to the disposition, sale, transfer or assignment of the Stock other than that set forth herein.

         The undersigned has been advised and understands that it is the view of the SEC that the foregoing investment representations would be inaccurate if it merely meant that the present intention of the undersigned was to hold the Stock for the long term capital gains period of the tax statutes, or for a deferred sale, or for a market rise, or for sale if the market declines, or for sale after a fixed period in the future or for sale only if the issuer fails to operate profitably. The undersigned further understands that, in the view of the SEC, the inability to develop a viable trading market for Valesc's common stock, a change in the market value of Valesc's common stock, a change in the condition of Valesc, a change in the conditions within the industry in which Valesc proposes to engage or, should the Stock be pledged as security for a loan, foreclosure or threatened foreclosure of such a loan, would not be such a change in the circumstances as to justify sale of the Stock. The undersigned understands that it is the view of the SEC that if there is an intention, at the time the Stock is acquired, to resell the Stock to the public after the passing of some more or less definitive time period, the Stock would not be truly acquired for investment. The undersigned further understands that the foregoing is not intended to be a complete listing of the views held by the SEC relating to the foregoing investment representation.

         The undersigned acknowledges it has been advised that the Stock has not been registered under the Securities Act of 1933, as amended, and that none of the Stock may be sold, transferred, assigned or disposed of, except in accordance with such Act and the rules and regulations of the SEC promulgated thereunder. The undersigned hereby consents that the face of the Stock to be issued and delivered to it may contain a restrictive legend as set forth in the Purchase Agreement.

         The undersigned understands that Valesc is currently a company with no operations and there is no assurance that its business plan will be profitable or viable, and that the Stock being purchased involves a high degree of risk. It is the best judgment of the undersigned that the Stock being purchased hereby is Stock of the kind which the undersigned wishes to purchase and hold for investment and that the nature and amount of the Stock being acquired are consistent with the investment program of the undersigned. The undersigned represents and warrants that the present and anticipated financial position of the undersigned permit the undersigned to hold the Stock for investment, as aforesaid.

         The undersigned hereby acknowledges that neither Valesc nor any persons or parties associated with Valesc has made any representation or warranties of any kind, nature or description in connection with the sale or offer of the Stock other than those set forth in the Purchase Agreement. The undersigned is also relying on its own investigation of Valesc and its prospects and represents that Valesc has answered all its questions and made available all information requested.

                                            Very truly yours,

                                            SMT ENTERPRISES CORPORATION


                                            By:________________________
                                            Name:

                                                                     EXHIBIT B
                                                                     ---------


                                 LOCK-UP LETTER
                                 --------------




                                                     December ___, 2001

Valesc Inc.
2300 Coit Road
Suite 300B
Plano, TX 75075

Dear Sirs:

         The undersigned hereby accepts 266,000 shares of Valesc Inc. ("VALESC"), $.0001 par value per share common stock (the "STOCK"), pursuant to a Share Purchase Agreement dated the date hereof (the "PURCHASE Agreement") and Valesc hereby delivers the Stock pursuant to the Purchase Agreement.

         The undersigned agrees to make no disposition of all or any portion of the Stock during the one year period ending on the one year anniversary date of this letter. Thereafter, and without in any way limiting the representations set forth in the Purchase Agreement and otherwise in accordance with all limitations on disposition set forth therein, the undersigned agrees that: (i) after the first year anniversary of the date of this letter, it may dispose of up to 1/3 of the Stock; (ii) after the second year anniversary of the date of this letter, it may dispose of an additional 1/3 of the original amount of Stock; and (iii) after the third year anniversary of the date of this letter, it may dispose of the remaining 1/3 of the Stock. After the first year anniversary of the date of this letter, Valesc may, in its sole discretion, partially or fully waive the restrictions on disposition set forth in this letter.

                                             Very truly yours,

                                             SMT ENTERPRISES CORPORATION


                                             By:________________________
                                             Name:

                                                                   EXHIBIT C
                                                                   ---------